Exhibit 10.9

Capital One N.A 1680 Capital One Drive Mclean, VA 22102

REVISED TRANSACTION AS OF 04 April,

2019 This confirmation supercedes and replaces all previous documentation sent under our reference 56100

Date:	April 03, 2019

To:	Booz Allen Hamilton Inc.
LEI:	549300D7XCH2480XU542

From:	Capital One, National Association
LEI:	207ALC1P1YM0OVDV0K75

Re:	Transaction dated April 02, 2019 between Capital One, National Association

(“Capital One, N.A.”) and Booz Allen Hamilton Inc. (“Counterparty”)

Our Reference: 56100

USI: 1010000236-DTCCRA20190402D12132102087299330

Dear Sir or Madam,

The purpose of this letter (this “Confirmation”) is to confirm the terms and conditions of the Swap Transaction entered into between Capital One, N.A. and Counterparty on the Trade Date specified below (this “Transaction”).

The definitions and provisions contained in the 2006 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. In the event of inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation constitutes a “Confirmation” as referred to in, and supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of March 27, 2019, as amended and supplemented from time to time (“the Agreement”), between Capital One, N.A. and Counterparty. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

The terms of this particular Transaction to which this Confirmation relates are as follows:

TRADE DETAILS:

Transaction Type	Interest Rate Swap (Embedded Floor)

Notional Amount	USD 50,000,000.00

Trade date	April 02, 2019

Effective date	April 30, 2019

Termination date	June 30, 2025; subject to adjustment in accordance with Modified Following Business Day Convention

Trade ID: 56100

Fixed Rate Amounts:

Fixed Rate Payer	Counterparty

Fixed Rate Payer Payment Dates	The last day of each month of each year commencing on May 31, 2019, up to and including Termination Date; subject to adjustment in accordance with Modified Following Business Day Convention

Fixed Rate Payer Period End Dates	The last day of each month of each year commencing on May 31, 2019, up to and including Termination Date; subject to adjustment in accordance with Modified Following Business Day Convention

Fixed Rate	2.30650%

Fixed Rate Day Count Fraction	Actual/360

Fixed Rate Payer Business Days	London-New York

Floating Rate Amounts:

Floating Rate Payer	Capital One, N.A.

Floating Rate Payer Payment Dates	The last day of each month of each year commencing on May 31, 2019, up to and including Termination Date; subject to adjustment in accordance with Modified Following Business Day Convention

Floating Rate Payer Period End Dates	The last day of each month of each year commencing on May 31, 2019, up to and including Termination Date; subject to adjustment in accordance with Modified Following Business Day Convention

Floating Rate for Initial Calculation Period	TBD

Floating Rate Option	USD-LIBOR-BBA, However the reference to “London Banking Days” in the third line of the definition of “USD_LIBOR-BBA” as published in Section 7.1.(ab).(xxii) of the 2006 ISDA Definitions is replaced by [“New York and London Business Days”], subject to a 0% Floor (Exclusive of Spread)

Designated Maturity	1 Month (MIN 0.00% )

Spread	None

Reset Dates	The first day of each Calculation Period

Floating Rate Day Count Fraction	Actual/360

Floating Rate Payer Business Days	London-New York

Calculation Agent:	Capital One, N.A.; unless otherwise stated in the ISDA Master Agreement
ACCOUNT DETAILS:

Payments To Counterparty	Please provide details

Payments To Capital One, N.A	Bank Name: Capital One, N.A.

Acct: 3015324000414

ABA: 056073502

Representations:

Each party will be deemed to represent to the other party on the Trade Date that (in the absence of a written agreement between the parties which expressly imposes affirmative obligations to the contrary for this Transaction):

(A) Non-Reliance. Each party is acting for its own account, and has made its own independent decisions to enter into a Transaction and that such Transaction is appropriate or proper for it based upon its own Judgment and upon advice from such advisers as it has deemed necessary. Each party is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into such Transaction; it being understood that information and explanation relating to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into such Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of any Transaction.

(B) Assessment and Understanding. Each party is capable of assessing the merits of and understands (on its own behalf or through independent professional advice), and accepts, the terms, conditions and risks of each Transaction. Each party is also capable of assuming and assumes, the risks of each Transaction.

(C) Status of the Parties. Neither party is acting as a fiduciary or an adviser to the other in respect of any Transaction.

Eligibility:

Each party will be deemed to represent to the other party on the Trade Date that (in the absence of a written agreement between the parties which expressly imposes affirmative obligations to the contrary for this Transaction):

Notwithstanding anything to the contrary herein, no person that does not qualify as an Eligible Contract Participant (as defined in the Commodity Exchange Act, as amended) shall be a guarantor of, or deemed a party to, any Swap (as defined in 7 U.S.C. 1a(47), as amended) with Capital One, National Association entered into or materially modified on or after October 12, 2012.

Data Reporting:

If Capital One, N.A., is the reporting counterparty under the Commodity Futures Trading Commission’s transaction reporting regulations, Capital One, N.A., will report relevant trade data for transactions in the interest rates and foreign exchange asset classes to The Depository Trust & Clearing Corporation—Global Trade Repository (DTCC-GTR) and in the commodities asset class to ICE Trade Vault, LLC.

The specific terms and conditions of the Transaction as set forth herein shall be deemed conclusive unless objected to in writing by Counterparty within one Local Business Day of receipt of this Confirmation. Failure of Counterparty to execute and return this Confirmation shall not affect the validity or enforceability of this Confirmation and shall be deemed to be an affirmation of the terms and conditions contained herein, absent manifest error.

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by executing the copy of this Confirmation, which sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms, that is enclosed for that purpose and returning it to us in its entirety via tele copier (facsimile) or email.

Attention: Derivatives Trading Operations

Telephone: +1 (855) 588-1951

Facsimile: +1 (855) 541-0622

Email: DerivConfirmations@CapitalOne.com

Sincerely,
Capital One, National Association
By:	/s/ George Gammond
George Gammond
Senior Vice President, Derivative Operations
Date: April 03, 2019

Accepted and confirmed as of the date first written above

Booz Allen Hamilton Inc.

By:	/s/ Brian Hockenberry
Authorized Signatory: Brian Hockenberry
Title: Assistant Treasurer
Date: April 4, 2019